Exhibit 10.3

AMENDMENT TO

EMPLOYMENT AGREEMENT

AMENDMENT, effective as of January 26, 2007, to the EMPLOYMENT AGREEMENT, dated as of the 2nd day of November, 2004 (the “Employment Agreement”) by and between ARAMARK CORPORATION, a Delaware corporation, and JOSEPH NEUBAUER.

RECITALS

WHEREAS, Congress recently passed new laws regarding the taxation of deferred compensation (the “Deferred Compensation Tax Rules”) under which certain severance payments and benefits provided for in the Employment Agreement could be considered to be deferred compensation, and as such, if the deferred compensation is not paid out at certain times following certain rules, Mr. Neubauer could be subject to tax and penalties that would be in addition to any ordinary income taxes that Mr. Neubauer would otherwise have to pay upon receipt of such compensation; and

WHEREAS, the parties hereto wish to amend the Employment Agreement to avoid the potential imposition of any additional tax under the new Deferred Compensation Tax Rules on some or all of the payments and benefits that Mr. Neubauer might receive in the future (whether under the Employment Agreement or otherwise), and therefore ARAMARK is proposing to amend the Employment Agreement to include a provision that (1) imposes certain limitations on the timing of payments or benefits provided under the Employment Agreement (and any other nonqualified deferred compensation plan or arrangement maintained by ARAMARK in which Mr. Neubauer participates) in an effort to ensure that the payment or provision of any such payments or benefits is made at a time that is permitted under the Deferred Compensation Tax Rules, and (2) if ARAMARK is unable to provide any payments or benefits to Mr. Neubauer in the manner currently contemplated under the Employment Agreement (or any other nonqualified deferred compensation plan or arrangement maintained by ARAMARK in which Mr. Neubauer participates) without subjecting Mr. Neubauer to an additional tax under the Deferred Compensation Tax Rules, ARAMARK will provide Mr. Neubauer with the intended payments or benefits in an alternative manner that conveys an equivalent economic benefit to Mr. Neubauer as soon as practicable as may be permitted under the Deferred Compensation Tax Rules;

NOW, THEREFORE, for good and valuable consideration, the receipt of which is acknowledged, the Employment Agreement is amended as follows:

1. Amendment to Section 13. Section 13 of the Employment Agreement is amended to add the following to the end thereof:

“Notwithstanding the preceding or any other provision of this Agreement, if it is reasonably determined by ARAMARK that, as a result of the new deferred compensation tax rules under Section 409A of the Internal Revenue Code of 1986, as amended (and any related regulations or other pronouncements thereunder) (the “Deferred Compensation Tax Rules”):

(a) Any of the payments or benefits that Mr. Neubauer is entitled to under the terms of this Agreement (or any nonqualified deferred compensation plan or arrangement maintained by ARAMARK in which Mr. Neubauer participates) cannot be made at the time contemplated by the terms hereof or thereof, as the case may be, without causing Mr. Neubauer to be subject to tax under the Deferred Compensation Tax Rules, ARAMARK shall, in lieu of providing such payment or benefit when otherwise due under this Agreement (or any other nonqualified deferred compensation plan or arrangement maintained by ARAMARK in which Mr. Neubauer participates), instead provide such payment or benefit on the first day on which such provision would not result in Mr. Neubauer incurring any tax liability under the Deferred Compensation Tax Rules; and

(b) Any payments or benefits that ARAMARK would otherwise be required to provide under this Agreement (or any nonqualified deferred compensation plan or arrangement maintained by ARAMARK in which Mr. Neubauer participates) cannot be provided in the manner contemplated by the terms hereof or thereof, as the case may be, without causing Mr. Neubauer to be subject to tax under the Deferred Compensation Tax Rules (after giving effect to the delay contemplated by clause (a) hereof), ARAMARK shall provide such intended payments or benefits to Mr. Neubauer in an alternative manner that conveys an equivalent economic benefit to Mr. Neubauer and does not cause Mr. Neubauer to be subject to tax under the Deferred Compensation Tax Rules, as soon as practicable as may otherwise be permitted under the Deferred Compensation Tax Rules.”

2. Effect on Employment Agreement. The ARAMARK and Mr. Neubauer each acknowledges and agrees that upon execution of this Amendment, on and after the date of this Amendment, the Employment Agreement will otherwise continue in full force and effect as amended by this Amendment in accordance with its terms.

3. Miscellaneous. This Amendment is entered into and shall be construed in accordance with the laws of the Commonwealth of Pennsylvania. Capitalized terms used but not defined in this Amendment are used with the meanings assigned in the Employment Agreement.

IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto have caused this Agreement to be signed as of the date first above written.

ARAMARK CORPORATION

By:	/s/ Lynn McKee
	Name:	Lynn McKee
	Title:	Executive Vice President, Human Resources

/s/ Joseph Neubauer
Joseph Neubauer